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                                                                   Exhibit 10.16
[LOGO] Pitney Bowes
       President and
       Chief Operating Officer

December 1, 2000


Mr. Joseph D. Skrzypczak
13 Kristy Drive
Bethel, CT 06801

Dear Joe:

I am pleased to confirm my offer to you to join Pitney Bowes Inc. (PBI) as Executive Consultant, reporting directly to me. You are being retained on a temporary basis to assist PBI in the formation and subsequent spin off of the Office Systems businesses into a separate entity ("Spinco"). It is anticipated that this project will be completed by end of the third quarter 2001. The terms of your compensation and benefits package are as follows:

1. You will be paid on a semi-monthly basis at an annual base salary rate of $371,000.

2. You are eligible to earn an annual incentive award, with a target opportunity of 55% of base salary, and a maximum of 110% based on your employment both with PBI and Spinco, payable in February 2002. The actual payment will be determined on the basis of your individual performance as well as the performance of Office Systems and Spinco.

3. You will be eligible for a flexible benefits program on the first day of the month following your start of employment.

4. In the event that the project for which you are being hired may be abandoned in the Company's sole discretion, and that your services may no longer be required, you will be granted one (1) year's severance at base salary set forth above. In the event the Company offers you a position within PBI at that time, no severance obligation would accrue.

This offer is contingent upon the provisions outlined in the attached document (Terms and Conditions).


1 Elmcroft Road Stamford, CT 06928-0700 (203) 351-6582
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                                                                          Page 2
                                                                December 1, 2000

Joe, we are confident that the position will be challenging and rewarding; that you will make significant contributions; and that you will achieve personal success in Pitney Bowes.

Please confirm your acceptance of this offer by signing and dating below and returning a copy of this letter to my attention. This offer will expire on December 8, 2000.

Sincerely,

/s/ Marc C. Breslawsky

Marc C. Breslawsky

MCB/mml

cc:  Corporate Compensation

Attachment:  Terms & Conditions


Accepted by:


/s/ Joseph D. Skrzypczak
----------------------------
Joseph D. Skrzypczak

12/3/00
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Date
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                                                                          Page 3
                                                                December 1, 2000

     ______________________________________________________________________
                             Terms and Conditions
     ______________________________________________________________________

     1.   Completion of a Patent and Confidential Agreement. - (Enclosed).

     2.   Completion of an Employee Medical Questionaire. - (Enclosed).

     3. Compliance, as an express condition of employment, with Pitney Bowes Drug Free Workplace and Substance Policy Statement dated June 1, 1989, including the passing of a drug screening test.

     4.   Provision of the proper immigration control forms (1-9). - (Enclosed).

As a matter of record, we do not wish to receive any confidential information concerning any technical or other matters of which you might be aware as a result of your employment with Dictaphone, its successors or any other party. You will have to be the one who monitors this policy, and we will rely on your good judgment. We ask you to follow the guideline that, if at any time you are in doubt about whether or not to disclose any such matter, you resolve the situation by not disclosing or discussing any information which could create a
             ---
present or future conflict for you or Pitney Bowes.

You have advised us that you are not under any current or former agreement which prohibits you from being employed by Pitney Bowes. In addition, you understand and agree that your employment is "at-will", which means that you or Pitney Bowes can end your employment at any time for any reason.









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[LOGO] PITNEY BOWES

       President and
       Chief Operating Officer

December 1, 2000


Mr. Joseph D. Skrzypczak
13 Kristy Drive
Bethel, CT 06801-3001


Re: Letter of Agreement


Dear Joe:

In the event Pitney Bowes both establishes a new legal entity to operate the majority of the Company's existing Office Systems Division business (the "Business") and spins off the Business in a separate transaction to be determined in the future, and you are an employee in good standing of Pitney Bowes Inc., you will be offered the position set forth herein. For purposes of this Agreement, the spun-off Business shall be referred to as "Spinco."

Immediately prior to the spin off of the Business, you will be offered the position of Chief Financial Officer of Spinco. Your compensation, benefits and incentive package as the Chief Financial Officer of Spinco, subject to approval of the Spinco Board of Directors, will be as follows:

     1.   Salary.  Your annual salary will be $371,000.

     2. Annual Incentive. You will be eligible to participate in Spinco's annual incentive compensation program. The target award for your position will be 55% of your salary, and the maximum award opportunity will be 110% of your salary. The actual award will be earned on the basis of the achievement of various objectives established by Spinco's Board of Directors for your position and Spinco.

     3. Equity. You may be granted stock options in Spinco at the discretion of Spinco's Board of Directors. Such stock option awards will be at a level equal to those granted to other executives of Spinco who are in positions reporting to the Chief Executive Officer.


1 Elmcroft Road Stamford. CT 06926-0700 (203) 351-6582
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                                                                          Page 2
                                                                December 1, 2000


     4. Long Term Cash Incentive. You will be eligible to participate in Spinco's Long Term Incentive Plan, with a target award opportunity of $260,000 and a maximum award opportunity of $520,000 long-term performance cycles commencing with the spin-off of the business.

     5. Benefits During the period of your employment, you will be eligible to participate in Spinco's benefit programs made available to Spinco employees of equal status.

     6. Welfare Benefits. During your employment, you and your eligible dependents will be eligible to participate in Spinco's group medical and dental plans made available to Spinco employees of equal status.

     7. Severance. You will be entitled to severance pay equal to one year of your base salary at the time of an involuntary termination of your employment with Spinco. Such severance pay will be paid in equal installments over the term of the severance period in the same manner as your salary was paid while you were actively employed.

This Agreement will be effective as of the date you sign the Agreement and will continue in effect until you are notified in writing by me that the Agreement ceases to be effective as of a date I will specify in the notice.

Please confirm your acceptance of this offer by signing and dating below and returning a copy of this letter to my attention. This offer will expire on December 8, 2000.

Sincerely,

/s/ Marc C. Breslawsky

Marc C. Breslawsky


Accepted by:


/s/ Joseph D. Skrzypczak
----------------------------
Joseph D. Skrzypczak


12/3/00
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Date